Exhibit 10.5

AGREEMENT

DATED November 15, 2018

AMONG:

PROGRESSIVE PLANET SOLUTIONS INC. (formerly “Ashburton Ventures Inc.”), a British Columbia company with an office at Suite 1240, 789 West Pender Street, Vancouver, British Columbia V6C 1H2

(“PLAN”)

AND:

STRIDER RESOURCES LIMITED, a Manitoba company with an address at PO Box 144, Cranberry Portage, Manitoba R0B 0H0

(“Strider”)

AND:

SNOW LAKE RESOURCES LIMITED, a Manitoba company with an address at 2200 - 201 Portage Avenue, Winnipeg, Manitoba R3B 3L3

(“Snow Lake”)

WHEREAS:

A.	Pursuant to an agreement dated April 21, 2016 (the “Original Option Agreement”) between PLAN and Strider, Strider granted PLAN an option (the “Option”) to acquire certain mineral interests located in the Province of Manitoba known as the “Thompson Bros. Lithium Property”:

B.	notwithstanding the terms of the Original Option Agreement, PLAN wishes to exercise the Option and acquire such mineral interests in accordance with the terms and conditions herein; and

C.	it is ultimately intended that subject to a net smelter royalty interest reserved to Strider (as more particularly referenced in the Original Option Agreement and herein), such mineral interests will be owned by Snow lake:

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Mineral Interests. Notwithstanding the Original Option Agreement, Strider agrees to transfer to PLAN, free and clear of all liens, charges and encumbrances (excepting the net smelters return royalty interest reserved by Strider under the Original Option Agreement), all of its legal and beneficial interests in and to:

(a)	the mineral interests described in Schedule “A” attached hereto, and any mineral leases or other mineral interest into which such mineral interests may be converted (collectively and individually the “Mineral Interests”) prior to the registration of the transfers of the Mineral Interests lo Snow Lake;

(b)	all other rights and privileges, including without limiting the rights of entry and use of the surface, appurtenant to the Mineral Interests pursuant to The Mines and Minerals Act of Manitoba; and

(c)	any maps, drill core, samples, assays, geological and other technical reports, studies, designs, plans and financial or other records (whether in tangible or electronic form) related to the Mineral Interests or related rights in the possession of or under the control of Strider:

(all of the foregoing collectively the “Property”).

2.	Consideration.

(a)	In consideration of the Property, PLAN shall pay Strider three hundred and twenty five thousand ($325,000) dollars by way of wire transfer to the credit of Strider to Strider’s principal banker or Strider’s counsel should conditions need be imposed on the transfer of such funds pursuant to this Agreement, and transfer one million five hundred thousand (1,500,000) common shares in the capital of Snow Lake (the “Consideration Shares”) held by it, free and clear of all prior rights, liens, charges and encumbrances.

(b)	Snow Lake acknowledges that it will benefit from the transactions contemplated hereunder, and hereby consents to the transfer of the Consideration Shares to Strider.

(c)	Strider acknowledges and agrees that the Consideration Shares are subject to escrow requirements, pursuant to which the Consideration Shares may not be sold or transferred for a period of 24 months following the commencement of the trading of the common shares in the capital of Snow Lake on a recognized stock exchange and agrees that the Consideration Shares may be subject to such escrow requirements, and to resale restrictions or legending requirements under applicable securities laws or stock exchange policies.

3.	Waiver. Strider hereby waives and releases PLAN from its obligation to issue to Strider 1,500,000 common shares in its capital under Subsection 4.02(a)(iv, v, and vi) of the Original Option Agreement.

4.	Representations. Snow Lake acknowledges and agrees that the name of any lithium mine developed by it or on behalf of it or any of its transferees on the Property shall be named the “Thompson Bros. Mine”. Snow Lake further agrees and acknowledges that in the event it disposes of any or all of the Property it will obtain an enforceable covenant from the transferee to so name the mine and in the event of further and subsequent transfers by the transferee to obtain similar enforceable covenants. For the purpose of clarity, the transfer of the Property herein shall contain a caveat referencing the naming so that subsequent transferees shall have notice of this covenant that is intended to run with the land.

5	Release

(a)	Upon receipt of the cash and share payments described in Section 2 herein, Strider shall release PLAN from its obligations under the Original Option Agreement, excepting with respect to the net smelter returns royally reserved by Strider thereunder (the “NSR”). Additionally, Strider shall remise, release and forever discharge PLAN of and from any and all actions, causes of action, suits, proceedings, debts, dues, accounts, obligations, covenants, contracts, whether express or implied, claims, demands, damages, indemnity, interest, legal costs or disbursements, losses or injury of any kind or nature, sums of money, grievances, executions and liabilities whatsoever whether in law or in equity which the undersigned had, now has or hereafter may have against PLAN, Snow Lake and their respective directors, officers, employees and agents, in any way arising or resulting from any cause, matter or anything whatsoever, whether prior to or following the date hereof, by reason of or in any way arising out of or relating to the Property or the Original Option Agreement, excepting with respect to the NSR.

(b)	Upon the release contemplated under Subsection 4(a) becoming effective and registered title to the Property being transferred to the name of Snow Lake, PLAN shall release Strider from its obligations under the Original Option Agreement, excepting with respect to the NSR. Additionally, PLAN and Snow Lake shall remise, release and forever discharge Strider of and from any and all actions, causes of action, suits, proceedings, debts, dues, accounts, obligations, covenants, contracts, whether express or implied, claims, demands, damages, indemnity, interest, legal costs or disbursements, losses or injury of any kind or nature, sums of money, grievances, executions and liabilities whatsoever whether in law or in equity which the undersigned had, now has or hereafter may have against Strider and its directors, officers, employees and agents, in any way arising or resulting from any cause, matter or anything whatsoever, whether prior to or following the date hereof, by reason of or in any way arising out of or relating to the Property or the Original Option Agreement, excepting with respect to the NSR.

6.	Indemnity.

(a)	Subject to the releases expressly set out in paragraph 5 hereof, Strider shall indemnify, defend and save harmless PLAN and Snow Lake from all claims, demands, suits, judgments, costs, and expenses (including but not limited to reasonable legal costs) on account of any loss or injury suffered by it, directly or indirectly, by reason of or arising out of any operations or activities conducted in or on the Property by or on behalf of Strider, except to the extent that such loss or injury was caused by PLAN or Snow Lake.

(b)	PLAN and Snow Lake shall jointly and severally indemnify, defend and save harmless Strider from all claims, demands, suits, judgments, costs, and expenses (including but not limited to reasonable legal costs) on account of any loss or injury suffered by it, directly or indirectly, by reason of or arising out of any operations or activities conducted in or on the Property by or on behalf of PLAN or Snow Lake, except to the extent that such loss or injury was caused by Strider.

7.	Quitclaim. Upon receipt of the cash and share payments described in Section 2(a) herein, Strider shall quit claim all rights, title and interest in and to the Property, and any rights, title or interest it may have in and to the mineral interests known as the “Crow Duck Mineral Rights” more properly described in Schedule B attached hereto (collectively the “Crow Duck Mineral Rights”). Notwithstanding the foregoing, PLAN and Snow lake do not acknowledge that Strider has any right, title or interest in and to the Crow Duck Mineral Rights.

8.	Attorney. Subject to Strider having received the cash and share payments described in Section 2(a) herein, Strider hereby irrevocably appoints PLAN as its attorney for the sole purpose of affecting the transfer of the Property contemplated herein, and to make such filings as are necessary with respect to same. PLAN shall be entitled to record the transfers contemplated hereby at its own cost with the appropriate government office. PLAN shall at the time of recording the transfers of the Property record in series the NSR in favour of Strider and provide Strider with evidence of same forthwith on recording.

9.	Further Assurances. Each of the parties hereby covenants and agrees to execute all further and other documents and instruments and to all further and other things that may be necessary to implement and carry out the intent of this Agreement.

10.	Jurisdiction. This Agreement shall in all respects be governed by and be construed in accordance with the laws of the Province of Manitoba and the federal laws of Canada applicable therein and each of the parties hereto hereby irrevocably attorn to the exclusive jurisdiction of the Courts of Manitoba herein.

11.	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.	Counterparts. This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument.

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EXECUTED as of the date first written above.

PROGRESSIVE PLANET SOLUTIONS INC.

Per:

Authorized Signatory

STRIDER RESOURCES LIMITED

Per:

Authorized Signatory

SNOW LAKE RESOURCES LIMITED

Per:

Authorized Signatory

- 7 -

TBL 012	April 3, 2019	MB13504	250
TBL 013	April 5, 2019	MB13505	237
TBL 014	March 30, 2019	MB13506	121
TBL 015	April 4, 2019	MB13507	256
TBL 016	April 3, 2019	MB13508	220
TBL 017	April 3, 2019	MB13509	240
TBL 018	April 4, 2019	MB13510	256
TOTALS		**18 Claims**	**3,319 ha**

DJS

7531611.1

SCHEDULE A
THE PROPERTY

Claim Name	*Expiry Date*	*Claim #*	*Area (Ha)*
ADD-1052	September 18, 2030	(MB1052)	235 ha
ADD-1053	September 18, 2030	(MB1053)	83 ha
ADD-3203	November 10, 2030	(P3203F)	82 ha
ADD-3033	June 20, 2030	(P3033F)	32 ha
ADD-6301	May 23, 2030	(MB6301)	110 ha
ADD-6303	May 16, 2030	(MB6303)	180 ha
ADD-3035	June 20, 2030	(P3035F)	53 ha
ADD-49853	June 21, 2030	(W49853)	32 ha
ADD-13	November 29, 2030	(P2818F)	16 ha
Thompson-2	January 4, 2030	(P7463B)	21 ha
Thompson-3	January 4, 2030	(P7464B)	21 ha
Thompson-6	September 6, 2030	(W47380)	16 ha
Thompson-7	September 6, 2030	(W47378)	16 ha
ADD-6305	April 11, 2030	(MB6305)	224 ha
CR0-5737	April 11, 2030	(MB5737)	250 ha
CR0-5736	April 11, 2030	(MB5736)	202 ha
CR0-5735	April 11, 2030	(MB5735)	216 ha
ADD-9830	May 5, 2020	(MB9830)	40 ha
BAZ-12130	February 3, 2020	(MB12130)	192 ha
BAZ-12132	February 3, 2020	(MB12132)	256 ha
TOTALS		**20 Claims**	**2,277 ha**

SCHEDULE B
CROW DUCK MINERAL RIGHTS

Claim Name	*Expiry Date*	*Claim #*	*Area (Ha)*
TBL 001	April 1, 2019	MB13493	256
TBL 002	April 1, 2019	MB13494	243
TBL 003	April 5, 2019	MB13495	78
TBL 004	April 5, 2019	MB13496	151
TBL 005	April 1, 2019	MB13497	67
TBL 006	April 2, 2019	MB13498	230
TBL 007	April 5, 2019	MB13499	185
TBL 008	March 30, 2019	MB13500	78
TBL 009	April 2, 2019	MB13501	206
TBL 010	March 30, 2019	MB13502	173
TBL 011	March 30, 2019	MB13503	72

7531611.1

DJS